Exhibit 99.1

NEWS RELEASE

ARAMARK REPORTS SECOND QUARTER 2003 SALES AND EARNINGS ALONG WITH

NEW SHARE REPURCHASE AUTHORIZATION

PHILADELPHIA – May 8, 2003 – ARAMARK Corporation (NYSE: RMK), a world leader in managed services, today reported sales from continuing operations of $2.24 billion for its second fiscal quarter ended March 28, 2003, a 10% increase from a year ago. Sales for the first six months were $4.52 billion, a 12% increase over the prior year.

Second Quarter Results

Net income in the second quarter of 2003 was $43.8 million, compared to $64.4 million in the second quarter of 2002, which included a $24.4 million after-tax gain from the sale of the Company’s interest in the Boston Red Sox. Net income per diluted share in the second quarter of 2003 was $.22, compared to $.31 last year, which included the above-mentioned gain of $.12 per share. Excluding the Red Sox gain for comparison purposes, net income per share increased 16%.

Year To Date Results

Consolidated net income for the first six months of 2003 was $106.5 million, compared to $115.8 million last year, which included the $24.4 million after-tax gain. Net income per share for the first six months of 2003 was $.53, compared to $.58 last year, which included the above-mentioned gain of $.12 per share. Excluding the Red Sox gain for comparison purposes, net income per share increased 15%.

“We are pleased to be able to report such solid results in the current challenging economic environment,” said Joseph Neubauer, chairman and CEO of ARAMARK. “We believe that the balance between our economically sensitive and non-sensitive businesses continues to serve us well. Our team is focusing its efforts on the elements of our business that we can control. I am pleased to report that this quarter, our ability to attract new clients as measured by new sales and to satisfy existing clients as measured by retention rates, improved significantly over last year’s results.”

“During the quarter, we officially launched our “Mission One” initiative throughout the organization. Mission One focuses on how we can grow the Company organically through higher client retention rates, base business growth, including offering our broad portfolio of services to existing clients, and new business sales. The early success of Mission One, as measured by improved net new sales, is a tribute to our outstanding team and I believe it will help to drive an increased growth rate.”

Food and Support Services

In ARAMARK’s Food and Support Services – U.S. segment, second quarter sales of $1.53 billion, increased 10% from a year ago. Organic sales growth, which excludes the effect of acquisitions and divestitures, was approximately 2%. The segment’s operating income for the current quarter was also up 10% to $56.4 million, driven by the sales increase and effective cost control.

Sales for the Food and Support Services – International segment for the quarter of $354 million increased 21% from last year’s second quarter. Organic sales growth, which excludes the effect of acquisitions, divestitures and currency translation, was 3%, as a weaker U.S. dollar vs. last year contributed about two-thirds of the reported increase. Segment operating income of $17.1 million, increased by 52%. Excluding the effect of currency translation, the increase was 33%.

Uniform and Career Apparel

In ARAMARK’s Uniform and Career Apparel – Rental segment sales were $251 million, comparable to the prior year. Operating income of $24.5 million was down about 16% from the prior year quarter. Net new sales growth, solid client retention rates and modest price increases were offset by continued contraction in base business, higher fuel and employee benefit costs and the on-going investment in the sales force.

In the Direct Marketing segment, sales increased 1% to $105 million from the same quarter last year. Softness in demand for purchased work clothing was offset by the impact of a small acquisition made last year. Operating income decreased 5% to $4.7 million principally due to a lower margin sales mix and increased sales and marketing initiatives.

General ARAMARK News

In the second quarter of 2003, ARAMARK executed a definitive agreement for the sale of its childcare segment, ARAMARK Educational Resources. These results are reported as “Discontinued Operations.” AER generated $6.0 million of net income in the second quarter of 2003, comparable to the prior year period. The transaction is expected to close shortly.

ARAMARK’s Board of Directors has approved the use of up to an additional $150 million to repurchase shares of the Corporation’s Class A or Class B Common Stock under the Stock Repurchase Program. The Board previously approved the use of up to $200 million to repurchase shares of the Corporation’s Class A or Class B common stock, of which approximately $185 million has been used. Repurchases will be made in open market or privately negotiated transactions from time to time, depending on market conditions, and may be discontinued at any time.

Updated Financial Guidance

Mr. Neubauer concluded, “Last year, when we provided our original annual guidance, we anticipated an improvement in the economic environment in the second half of our fiscal year. As of today, we are not seeing any meaningful recovery in the economy or employment levels. In addition, the acquisition of Fine Host Corporation and the sale of ARAMARK Educational Resources were not contemplated. As a result, we now estimate fiscal 2003 sales from continuing operations, which exclude ARAMARK Educational Resources, of between $9.2 and $9.4 billion, and income per share from continuing operations of between $1.24 and $1.28. Fiscal 2002 income per share from continuing operations was $1.25, which included $.15 per share* from the Boston Red Sox and divestiture gains; $1.10 without such gains. The full year 2003 per share estimate excludes income per share for AER of $.06. The prior year per share amount excludes income per share from AER of $.09. We estimate that income per share from continuing operations for the 2003 third quarter will be between $.29 and $.31 compared to the prior year third quarter of $.32, which included $.03 per share from a previously disclosed divestiture gain.”

In conjunction with its second quarter earnings release, ARAMARK will discuss its results in a conference call broadcast live over the Internet on May 8, 2003 at 10:00 a.m. EST. Interested parties are invited to log onto www.aramark.com to listen to this webcast. A recording of the conference call will be available on that website. Previously undisclosed material financial information relating to a completed fiscal period, as well as any reconciliations for non-GAAP disclosures, that are disclosed in the conference call will be available on the Investor Relations section of our website at www.aramark.com.

About ARAMARK

ARAMARK is a world leader in providing managed services – including food, facility and other support services, uniform and career apparel and childcare and early education. ARAMARK has leadership positions serving the business, education, healthcare, government, sports and recreation segments. In FORTUNE Magazine’s 2003 survey of the “Most Admired Companies in America,” ARAMARK ranks No. 1 in the outsourcing services category and is No. 10 among all companies included in the survey by overall score as evaluated by peers within the industry. Headquartered in Philadelphia, ARAMARK has approximately 200,000 employees serving clients in 18 countries.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements that reflect our current views as to future events and financial performance with respect to our operations. These statements can be identified by the fact that they do not relate strictly to historical or current facts.

They use words such as “aim,” “anticipate,” “estimate,” “expect,” “will be,” “will continue,” “will likely result,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning in conjunction with a discussion of future operating or financial performance.

Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from the future results expressed or implied by such forward-looking statements.

The forward-looking statements regarding such matters are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances.

Factors that might cause such a difference include: unfavorable economic conditions, including ramifications of any future terrorist attacks; increased operating costs; shortages of qualified personnel; currency risks and other risks associated with international markets; risks associated with acquisitions, including acquisition integration costs; our ability to integrate and derive the expected benefits from recent acquisitions including our acquisition of ServiceMaster Management Services; competition; decline in attendance at client facilities; unpredictability of sales and expenses due to contract terms and terminations; high leverage; claims relating to the provision of food services; costs of compliance with governmental regulations; liability associated with non-compliance with governmental regulations, including regulations pertaining to food services, the environment and childcare service; seasonality; adverse publicity concerning incidents at childcare centers; and levels of enrollment in our education business.

For further information regarding risks and uncertainties associated with ARAMARK’s business, please refer to the “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and “Risk Factors” sections of ARAMARK’s SEC filings, including, but not limited to, our annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting ARAMARK’s investor relations department at www.aramark.com.

Forward-looking statements speak only as of the date made. We undertake no obligation to update any forward-looking statements to reflect the events or circumstances arising after the date as of which they are made. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, us.

* ARAMARK management believes that the exclusion of the $.15 per share gain facilitates year-over-year comparability.

Contacts:

Media Relations:	Investor Relations:

GailForce Communications	ARAMARK Corporation
Christopher Hardwick, 215-238-7104	Gary Sender, 215-238-3361
Chardwick@gailforceinc.com	sender-gary@aramark.com

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ARAMARK CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In Thousands, Except Per Share Amounts)

	Three Months Ended
	March 28, 2003	March 29, 2002
Sales	$2,243,306	$2,037,696

Costs and Expenses:
Cost of services provided	2,054,849	1,861,253
Depreciation and amortization	64,145	59,642
Selling and general corporate expenses	28,971	28,923
Other income (2)	—	(37,889)

	2,147,965	1,911,929

Operating income	95,341	125,767
Interest and other financing costs, net	35,069	35,224

Income from continuing operations before income taxes	60,272	90,543
Provision for income taxes	22,462	32,442

Income from continuing operations	37,810	58,101
Income from discontinued operations, net (1)	5,988	6,270

Net income	$43,798	$64,371

Earnings Per Share—Basic:
Income from continuing operations	$0.20	$0.29
Net income	$0.23	$0.32
Earnings Per Share—Diluted:
Income from continuing operations	$0.19	$0.28
Net income	$0.22	$0.31
Weighted Average Shares Outstanding:
Basic	193,238	198,210
Diluted	199,633	209,223

(1) – In the second quarter of fiscal 2003, ARAMARK executed a definitive agreement for the sale of ARAMARK Educational Resources (AER) to Knowledge Learning Corporation, Inc. for $225 million in cash and a note in the principal amount of $40 million, subject to a right of prepayment of $25 million within 12 months of the closing. AER is accounted for as a discontinued operation in the accompanying financial schedule. AER’s results of operations and cash flows have been removed from the Company’s results of continuing operations for all periods presented.

(2) – In the second quarter of fiscal 2002, ARAMARK sold its ownership interests in the Boston Red Sox and a related entity, resulting in a pre-tax gain of $37.9 million, which is reported as other income. After taxes, the gain was $24.4 million, or $0.12 per diluted share.

ARAMARK CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In Thousands, Except Per Share Amounts)

	Six Months Ended
	March 28, 2003	March 29, 2002
Sales	$4,519,246	$4,038,584

Costs and Expenses:
Cost of services provided	4,109,594	3,670,259
Depreciation and amortization	126,436	113,798
Selling and general corporate expenses	59,369	56,321
Other income (2)	—	(37,889)

	4,295,399	3,802,489

Operating income	223,847	236,095
Interest and other financing costs, net	70,220	70,590

Income from continuing operations before income taxes	153,627	165,505
Provision for income taxes	57,401	60,499

Income from continuing operations	96,226	105,006
Income from discontinued operations, net (1)	10,271	10,808

Net income	$106,497	$115,814

Earnings Per Share—Basic:
Income from continuing operations	$0.50	$0.56
Net income	$0.56	$0.62
Earnings Per Share—Diluted:
Income from continuing operations	$0.48	$0.53
Net income	$0.53	$0.58
Weighted Average Shares Outstanding:
Basic	191,700	187,097
Diluted	199,546	198,692

(1) – In the second quarter of fiscal 2003, ARAMARK executed a definitive agreement for the sale of ARAMARK Educational Resources (AER) to Knowledge Learning Corporation, Inc. for $225 million in cash and a note in the principal amount of $40 million, subject to a right of prepayment of $25 million within 12 months of the closing. AER is accounted for as a discontinued operation in the accompanying financial schedule. AER’s results of operations and cash flows have been removed from the

Company’s results of continuing operations for all periods presented.

(2) – In the second quarter of fiscal 2002, ARAMARK sold its ownership interests in the Boston Red Sox and a related entity, resulting in a pre-tax gain of $37.9 million, which is reported as other income. After taxes, the gain was $24.4 million, or $0.12 per diluted share.

ARAMARK CORPORATION AND SUBSIDIARIES

SELECTED CONSOLIDATED BALANCE SHEET DATA

(Unaudited)

(In Thousands)

	March 28, 2003	September 27, 2002
Assets
Current Assets	$1,262,652	$1,081,085
Current Assets of Discontinued Operations (1)	17,032	17,307
Property and Equipment, net	1,119,846	1,069,868
Goodwill	1,347,647	1,298,808
Other Assets	668,204	536,980
Noncurrent Assets of Discontinued Operations (1)	248,751	255,254

	$4,664,132	$4,259,302

Liabilities and Shareholders’ Equity
Current Liabilities	$1,213,643	$1,249,466
Current Liabilities of Discontinued Operations (1)	44,249	54,096
Long-Term Borrowings	2,184,521	1,835,632
Other Liabilities	293,396	254,198
Noncurrent Liabilities of Discontinued Operations (1)	7,445	7,725
Total Shareholders’ Equity	920,878	858,185

	$4,664,132	$4,259,302

(1) – In the second quarter of fiscal 2003, ARAMARK executed a definitive agreement for the sale of ARAMARK Educational Resources (AER) to Knowledge Learning Corporation, Inc. for $225 million in cash and a note in the principal amount of $40 million, subject to a right of prepayment of $25 million within 12 months of the closing. AER is accounted for as a discontinued operation in the accompanying financial schedule.

ARAMARK CORPORATION AND SUBSIDIARIES

SELECTED CONSOLIDATED CASH FLOW DATA

(Unaudited)

(In Thousands)

	Six Months Ended
	March 28, 2003	March 29, 2002
Cash flows from operating activities from continuing operations:
Income from continuing operations	$96,226	$105,006
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	126,436	113,798
Income taxes deferred	11,690	14,854
Gain on sale of investment	—	(37,889)
Changes in noncash working capital	(164,134)	(119,579)
Net proceeds from sale of receivables	—	35,805
Other operating activities	(11,715)	(7,084)

Net cash provided by operating activities from continuing operations	58,503	104,911

Cash flows from investing activities from continuing operations:
Net purchases of property and equipment	(102,742)	(80,012)
Proceeds from sale of investments	—	68,750
Acquisitions and other investing activities	(190,525)	(775,398)

Net cash used in investing activities from continuing operations	(293,267)	(786,660)

Cash flows from financing activities from continuing operations:
Net proceeds from long-term borrowings	314,077	316,987
Proceeds from issuance of common stock	20,200	764,558
Repurchase of stock and other financing activities	(111,205)	(393,291)

Net cash provided by financing activities from continuing operations	223,072	688,254

Net cash provided by discontinued operations (1)	12,156	7,316

Increase in cash and cash equivalents	$464	$13,821

(1) - In the second quarter of fiscal 2003, ARAMARK executed a definitive agreement for the sale of ARAMARK Educational Resources (AER) to Knowledge Learning Corporation, Inc. for $225 million in cash and a note in the principal amount of $40 million, subject to a right of prepayment of $25 million within 12 months of the closing. AER is accounted for as a discontinued operation in the accompanying financial schedule.

ARAMARK CORPORATION AND SUBSIDIARIES

SALES AND OPERATING INCOME BY SEGMENT

SUPPLEMENTAL DATA

(Unaudited)

(In Thousands)

	Three Months Ended
	March 28, 2003	March 29, 2002
Sales (1)

Food and Support Services—United States	$1,533,074	$1,390,232
Food and Support Services—International	353,827	291,519
Uniform and Career Apparel—Rental	251,100	251,578
Uniform and Career Apparel—Direct Marketing	105,305	104,367

	$2,243,306	$2,037,696

Operating Income (1)
Food and Support Services—United States	$56,371	$51,267
Food and Support Services—International	17,113	11,253
Uniform and Career Apparel—Rental	24,507	29,323
Uniform and Career Apparel—Direct Marketing	4,703	4,949
Corporate and Other	(7,353)	(8,914)
Other Income (2)	—	37,889

	$95,341	$125,767

(1) – In the second quarter of fiscal 2003, ARAMARK executed a definitive agreement for the sale of ARAMARK Educational Resources (AER) to Knowledge Learning Corporation, Inc. for $225 million in cash and a note in the principal amount of $40 million, subject to a right of prepayment of $25 million within 12 months of the closing. AER is accounted for as a discontinued operation and its results of operations and cash flows have been removed from the Company’s results of continuing operations for all periods presented.

(2) – In the second quarter of fiscal 2002, ARAMARK sold its ownership interests in the Boston Red Sox and a related entity, resulting in a pre-tax gain of $37.9 million, which is reported as other income.

ARAMARK CORPORATION AND SUBSIDIARIES

SALES AND OPERATING INCOME BY SEGMENT

SUPPLEMENTAL DATA

(Unaudited)

(In Thousands)

	Six Months Ended
	March 28, 2003	March 29, 2002
Sales (1)
Food and Support Services—United States	$3,089,391	$2,707,817
Food and Support Services—International	689,554	595,686
Uniform and Career Apparel—Rental	505,764	502,174
Uniform and Career Apparel—Direct Marketing	234,537	232,907

	$4,519,246	$4,038,584

Operating Income (1)
Food and Support Services—United States	$141,309	$118,219
Food and Support Services—International	31,071	22,780
Uniform and Career Apparel—Rental	51,999	59,624
Uniform and Career Apparel—Direct Marketing	14,631	14,716
Corporate and Other	(15,163)	(17,133)
Other Income (2)	—	37,889

	$223,847	$236,095

(1) - In the second quarter of fiscal 2003, ARAMARK executed a definitive agreement for the sale of ARAMARK Educational Resources (AER) to Knowledge Learning Corporation, Inc. for $225 million in cash and a note in the principal amount of $40 million, subject to a right of prepayment of $25 million within 12 months of the closing. AER is accounted for as a discontinued operation and its results of operations and cash flows have been removed from the Company’s results of continuing operations for all periods presented.

(2) - In the second quarter of fiscal 2002, ARAMARK sold its ownership interests in the Boston Red Sox and a related entity, resulting in a pre-tax gain of $37.9 million, which is reported as other income.

ARAMARK CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

OPERATING RESULTS EXCLUDING OTHER INCOME

(Unaudited)

(In Thousands, Except Per Share Amounts)

In the second quarter of fiscal 2002, ARAMARK sold its ownership interests in the Boston Red Sox and a related entity, resulting in a pre-tax gain of $37.9 million, which is reported as other income. The gain from the sale of the Boston Red Sox and a related entity has been excluded from the comparisons of net income and earnings per share to enhance comparability due to the size and unusual nature of this gain.

	Three Months Ended		% Change	Six Months Ended		% Change
	March 28, 2003	March 29, 2002		March 28, 2003	March 29, 2002
Net income (as reported)	$43,798	$64,371	-32%	$106,497	$115,814	-8%
Less: Other Income, net of tax	—	24,400		—	24,400

Net income (as adjusted)	$43,798	$39,971	10%	$106,497	$91,414	16%

Earnings Per Share—Diluted
Net income (as reported)	$0.22	$0.31	-29%	$0.53	$0.58	-9%
Less: Other income	—	0.12		—	0.12

Net income (as adjusted)	$0.22	$0.19	16%	$0.53	$0.46	15%

ARAMARK CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

ORGANIC GROWTH

(Unaudited)

(In Thousands)

The impact of acquisitions, divestitures and currency translation has been excluded from the comparison of quarterly sales to enhance comparability by identifying the portion of the sales increase related to these items. The impact of currency translation has been excluded from the comparison of quarterly operating income to enhance comparability by identifying the portion of the operating income increase related to this item and provide a comparison of results on a constant currency basis when evaluating international segment results.

	Three Months Ended		% Change
	March 28, 2003	March 29, 2002
Food and Support Services—International—Sales (GAAP)	$353,827	$291,519	21%
Less: Impact of Acquisitions and Divestitures	14,234	—
Less: Impact of Currency Translation	—	(37,518)

Food and Support Services—International—Sales (as adjusted)	$339,593	$329,037	3%

	Three Months Ended		% Change
	March 28, 2003	March 29, 2002
Food and Support Services—International—Operating Income (GAAP)	$17,113	$11,253	52%
Less: Impact of Currency Translation	—	(1,640)

Food and Support Services—International—Operating Income (as adjusted)	$17,113	$12,893	33%

12